Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 (Nos 333-217559, 333-196110, 333-174152, and 333-156501) of MYR Group Inc. of our report dated March 6, 2019 relating to the 2018 and 2017 consolidated financial statements and effectiveness of internal control over financial reporting as of December 31, 2018 appearing in the Annual Report on Form 10-K of MYR Group Inc. for the year ended December 31, 2018.

/s/ Crowe LLP

Oak Brook, Illinois

March 6, 2019